Exhibit 10.1

Alaska Communications

Hand Delivered

July 5, 2019

William Bishop
SVP and Chief Operations Officer

Dear Bill:

This letter confirms our previous discussion regarding your temporary increase of responsibilities to Interim President and Chief Executive Officer. In this role you will assume full leadership responsibilities for Alaska Communications, effective July 1, 2019.  Such leadership responsibilities include general oversight and management of ACS, including overall business strategy, oversight of all operating units, development and execution of operating plans, and financial performance, and such business ventures as the Company may acquire or participate in. In accordance with the Company’s Articles of Incorporation, Bylaws and the ACS Corporate Governance Principles, you shall perform all duties incident to this office, as assigned or modified from time to time by the Board.

In this role you shall report directly to the Board, to each committee of the Board, as requested, and to the Chairman of the Board.  All other members of executive management of the Company shall report to you during this period.

As compensation for these additional duties you will be eligible for a $100,000.00 retention bonus, paid in two installments:  $50,000.00 will be paid on your next regular pay check, and the second $50,000.00 will be paid at the end of your interim assignment.

Bill, we look forward to your continued contributions in your expanded role at Alaska Communications.  We are committed to distinguishing our company as the best place to work and the best place to do business, values we believe go hand-in-hand.

Sincerely,

David Karp
Board Chair, Alaska Communications

cc:            Employee File

Accepted:	William Bishop	Date: July 2, 2019
William Bishop